Exhibit (M)(4)

THE CNL FUNDS

RELATED AGREEMENT TO

DISTRIBUTION PLAN

(CLASS C SHARES)

This Related Agreement (the “Agreement”) is entered into in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by The CNL Funds (the “Trust”) on behalf of each of the series portfolio set forth in Schedule A to this Agreement (each a “Fund” and together, the “Funds”), with respect to the Class C Shares of each Fund listed on Schedule A. This Agreement, being made between Foreside Fund Services, LLC (the “Distributor”) and the Trust, on behalf of each Fund, defines the services to be provided by the Distributor, or its designees, for which it is to receive payments pursuant to the Distribution Plan (Class C Shares) (the “Plan”) adopted by the Trust. The Plan has been approved by a majority of the trustees of the Trust (“Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or this Agreement (the “Independent Trustees”), by votes cast in person at a meeting called for the purpose of voting on the Plan.

1.	a. The Distributor may use payments received pursuant to Paragraph 2 of this Agreement to provide continuing personal shareholder services to customers who may, from time to time, directly or beneficially own shares of the Funds (“Service Fee”). Continuing personal shareholder services may include but are not limited to, distributing sales literature to customers, answering routine customer inquiries regarding the Funds, assisting customers in changing dividend options, account designations and addresses, and in enrolling in any of several special investment plans offered in connection with the purchase of the Funds’ shares, assisting customers in the establishment and maintenance of customer accounts and records and in the placement of purchase and redemption transactions, assisting customers in investing dividends and capital gains distributions automatically in shares, and providing such other services as the Trust or the customer may reasonably request and the Distributor agrees to provide. The Distributor will not be obligated to provide services which are provided by a transfer agent for the Trust with respect to a Fund.

b. The Distributor may also use the payments received pursuant to Paragraph 2 of this Agreement for distribution-related services (“Distribution Fee”). As used in this Agreement, “distribution-related services” shall mean any activity which is primarily intended to result in the sale of the Class C Shares, including, but not limited to, organizing and conducting sales seminars, implementing advertising programs, engaging finders and paying finders fees, printing prospectuses and statements of additional information (and supplements thereto) and annual and semi-annual reports for other than existing shareholders, preparing and distributing advertising material and sales literature, making supplemental payments to dealers and other institutions as asset-based sales charges, and administering the Plan.

c. The Distributor may provide the services described in paragraphs a. and b. above either directly or through third parties (its “designees”).

2.	For the services provided by the Distributor or its designees pursuant to this Agreement, the Trust shall compensate the Distributor by payment of the Distribution Fee and the Shareholder Service Fee, as those terms are defined in Section 6.1 of that certain Distribution Agreement by and between the Distributor and the Trust, in accordance with the terms of such Distribution Agreement.

3.	The Distributor shall furnish the Trust with such information as shall reasonably be requested by the Trustees with respect to the fees paid to the Distributor pursuant to this Agreement.

4.	The Distributor shall furnish the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

5.	The Distributor may enter into other similar agreements with any other investment company without the Trust’s consent.

6.	This Agreement shall become effective immediately upon its approval by a majority of the Trustees, including a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan and this Agreement.

7.	This Agreement shall continue in full force and effect as long as the continuance of the Plan and this Agreement are approved at least annually by a vote of the Trustees, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon.

8.	This Agreement may be terminated at any time without payment of any penalty by the vote of a majority of the Independent Trustees or by a vote of a majority of the Trust’s outstanding shares, on sixty (60) days’ written notice. It will be terminated by any act which terminates the Trust’s Plan, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

9.	This Agreement may be amended by mutual written agreement of the parties.

10.	All communications should be sent to the address of each signer as shown at the bottom of this Agreement.

11.	This Agreement shall be construed in accordance with the laws of the State of Florida.

FORESIDE FUND SERVICES, LLC

	By:	/s/ Richard J. Berthy
	Name:	Richard J. Berthy
	Title:	Vice President
	Address:	Two Portland Square, 1st Floor Portland, ME 04101

Effective: May 24, 2007	THE CNL FUNDS
on behalf of the Class C Shares of each Fund listed on Schedule A

	By:	/s/ Paul S. Saint-Pierre
	Name:	Paul S. Saint-Pierre
	Title:	Treasurer
	Address:	450 South Orange Avenue Orlando, FL 32801

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